Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-46920 on Form S-8 of our report dated July 29, 2011, relating to the consolidated financial statements of Servidyne, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Servidyne, Inc. and subsidiaries for the year ended April 30, 2011.
/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
July 29, 2011